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                                                                     EXHIBIT 3.1


                        NEW PLAN EXCEL REALTY TRUST, INC.

                           PROPOSED AMENDMENTS TO THE

                           AMENDED AND RESTATED BYLAWS



               1. Article II, Section 2 of the Amended and Restated Bylaws shall be amended by deleting such section in its entirety and inserting the following in its place:

               "Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors during the month of May in each year."

               2. Article II, Section 4 of the Amended and Restated Bylaws shall be amended by deleting such section in its entirety and inserting the following in its place:

               "Section 4. NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written notice stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by statute, the purpose for which the meeting is called. Notice of any such meeting may be given (i) by mail to the stockholder at the stockholder's address as it appears on the records of the Corporation, (ii) by delivery to such stockholder personally, (iii) by leaving it at the stockholder's residence or usual place of business, (iv) by transmission to the stockholder by electronic mail to any electronic mail address of the stockholder or by any other electronic means, or (v) by any other means permitted by law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's post office address as it appears on the records of the Corporation, with postage thereon prepaid."

               3. Article II, Section 8 of the Amended and Restated Bylaws shall be amended by deleting such section in its entirety and inserting the following in its place:

               "Section 8. PROXIES. A stockholder may vote the stock owned of record by him, either in person or by proxy executed by the stockholder


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               or by his duly authorized attorney in fact in any manner
               permitted by law. Proxy authorization may be transmitted in any manner permitted by law, including, without limitation, by a telegram, cablegram, datagram, electronic mail, or any other electronic or telephonic means. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy."

               4. Article III, Section 5 of the Amended and Restated Bylaws shall be amended by deleting such section in its entirety and inserting the following in its place:

               "Section 5. NOTICE. Notice of any meeting of the Board of Directors shall be given to each director either (i) verbally, delivered personally or by telephone, (ii) in writing, delivered personally, transmitted by facsimile or delivered by overnight delivery service to the director's business or home address, or
               (iii) electronically, transmitted to the director by electronic mail to any electronic mail address of the director or by any other electronic means. Such notice shall be given at least three
               (3) business days prior to such meeting. Neither the business to be transacted at, nor the purpose of, any annual or regular meeting of the Board of Directors need be stated in this notice, unless specifically required by statute or these bylaws. No business shall be transacted at a special meeting of the Board of Directors except as specifically designated in the notice thereof."

               5. Article IV of the Amended and Restated Bylaws shall be amended by inserting a new Section 3 to such article (and renumbering subsequent sections of such article) which shall read as follows:

               "Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee at which a quorum is present. The act of a majority of the committee members present at a meeting shall be the act of such committee (if there are more than two members). The Board of Directors may designate a chairman of any committee, and such chairman or any two members of any committee may fix the time and place of its meeting unless the Board of Directors shall otherwise provide. Each committee shall keep minutes of its proceedings."



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               6. Article IV of the Amended and Restated Bylaws shall be amended by adding a new section at the end of such article, which shall read as follows:

               "Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies or to dissolve any such committee."



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